Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

C3is Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(8)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Other	Units each consisting of:	Other			—	—	$0

Fees to Be Paid	Equity	(i) one share of Common Stock, par value $0.01 per share, or one pre-funded warrant to purchase one share of Common Stock(2)(3)(4)	457(o)			$15,000,000	$110.20 per million	$1,653

Fees to Be Paid	Other	(ii) one Class A Warrant for the purchase of one share of Common Stock(2)	Other			—	—	$0

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share, underlying Class A Warrants(5)	457(o)			$15,000,000	$110.20 per million	$1,653

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share, underlying pre-funded warrants(3)(4)(5)	Other			—	—	$0

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$30,000,000.00		$3,306.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$3,306.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	No fee pursuant to Rule 457(g) of the Securities Act.
(3)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants) if any, is $15,000,000.

(4)

The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).

(5)

In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable upon exercise of the pre-funded warrants and Class A Warrants as the same may be adjusted as a result of their anti-dilution provisions.